Exhibit 10.50

Software Licensing Agreement

This Software Licensing Agreement (this “Agreement”) is entered into by and between the parties in Beijing, China on December 1, 2011.

Party A:	Beijing QIYI Century Science & Technology Co., Ltd.
Address:	Room 801, Floor 8, 2 Haidian East Third Street, Haidian District, Beijing

Party B:	Beijing Xinlian Xinde Advertising & Media Co., Ltd.
Address:	Room 2108, 9 North Fourth Ring West Road, Haidian District, Beijing

Whereas:

(1) Party A is a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (hereinafter referred to as “China”) and owns the copyright in the software system (the “Software”) listed in Appendix 1;

(2) Party B is a limited liability company incorporated in Beijing, China and engaged in value-added telecommunications services such as internet information services.

(3) Party A agrees to grant Party B a non-exclusive right to use the Software under this Agreement in accordance with the terms and conditions of this Agreement, and Party B agrees to accept such license to use the Software under the same conditions and terms.

In view of the above, the parties reached the following contract upon consultations:

1.	License

1.1	Software

1.1.1	Party A agrees to grant Party B and Party B agrees to accept the right to use the Software in China in accordance with the terms and conditions of this Agreement. The license under this Agreement is non-exclusive and may not be sub-licensed or transferred.

1.1.2	Party A shall have the sole and exclusive right to the Software, including its improved version, updated version and derivative works, regardless of whether Party A or Party B create the above works. The rights and obligations under this Article 1.1.2 will remain in force after the termination of this Agreement.

1.2	Scope

1.2.1	The Software granted to Party B in this Agreement may only be used for the operation of Party B’s internal data in the system designated by Party A. When the system designated cannot be operated, the Software can be used on the standby system. Without the consent of Party A, Party B cannot re-license the Software to others or for the training, commercial sharing and renting of third parties except as otherwise provided in this Agreement.

1.2.2	The right to use the Software granted to Party B in this Agreement is valid in China only. Party B agrees not to directly or indirectly use or authorize the use of the Software in other regions.

2.	Payment Method

Party B agrees to pay Party A software royalties (hereinafter referred to as the “Royalties”). The calculation method and payment method of the Royalties are shown in Appendix 2. Party A has the right to decide based on actual situation to cancel the obligation of Party B to pay the Royalties or to adjust the amount of the Royalties prescribed in Appendix 2 at any time.

3.	Party A’s Rights and Rights Protection

3.1	Party B agrees not to challenge the copyright or other rights enjoyed by Party A with respect to the above Software within the valid period or after the expiration of the Agreement, not to challenge the validity of this Agreement and not to implement any act that Party A considers harmful to its rights and licensed act.

3.2	Party B agrees to provide Party A necessary assistance to protect Party A’s rights to the Software. In the event of any infringement claim from any third party against Party A’s Software, Party A may, based on its own will, respond to the claim for compensation in its own name or in the name of Party B or the Parties. In the event of any infringement by any third party of such Software, Party B shall promptly inform Party A in writing of such infringement of the Software by any third party as much as it knows. Only Party A shall have the right to decide whether to take any action against such infringement.

3.3	Party B agrees to use the Software solely in accordance with this Agreement and shall not use the Software in such a way that Party A deems it fraudulent, misleading or otherwise detrimental to the Software or Party A’s reputation.

4.	Confidentiality

4.1	Party B shall keep confidential any confidential materials and information (hereinafter referred to as “Confidential Information”) of Party A which Party B understands or has access to because of its acceptance of the Software license; and at the termination of this Agreement, Party B shall return any documents and materials with confidential information to Party A as required by Party A or destroy such documents and materials, shall delete any confidential information from any relevant memory device, and shall not continuously use such confidential information. Party B shall not disclose, give or transfer such confidential information to any third party without the written consent of Party A.

4.2	Both Parties agree that this Article 4 will continue to be valid irrespective of whether the Agreement is invalid, altered, canceled, terminated or not executable.

5.	Representations and Warranties

5.1	Party A’s representations and warranties are as follows:

5.1.1	Party A is a wholly foreign-owned enterprise legally registered and effectively existing in accordance with the laws of China.

5.1.2	Party A shall sign and execute this Agreement within the scope of its power and business scope. Party A has taken appropriate corporate actions, made proper authorization and has obtained (if necessary) the consent and approval of any third party or government. Party A does not violate the laws and company restrictions that are binding or affecting it.

5.1.3	The signing of this Agreement constitutes a legal, effective, binding and enforceable obligation to Party A in accordance with the terms of this Agreement.

5.1.4	Party A has the copyright to the Software.

5.2	Party B’s representations and warranties are as follows:

5.2.1	Party B is a company legally registered and effectively existing in accordance with the laws of China.

5.2.2	Party B shall sign and execute this Agreement within the scope of its power and business scope. Party B has taken appropriate corporate actions, made proper authorization and has obtained (if necessary) the consent and approval of any third party or government. Party B does not violate the laws and company restrictions that are binding or affecting it.

5.2.3	The signing of this Agreement constitutes a legal, effective, binding and enforceable obligation to Party B in accordance with the terms of this Agreement.

6.	Effectiveness and Period of Validity

6.1	This Agreement is signed on the date first above written and takes effect at the same time. Unless terminated early in accordance with this Agreement, the Agreement is valid for five years. Party A and Party B shall review the content of this Agreement every six (6) months after signing of the Agreement, in order to decide whether any amendment or supplement is needed based on the circumstances then applicable.

6.2	After its expiration, the Agreement can be postponed with Party A’s written confirmation and without the consent of Party B.

7.	Termination

7.1	Early Termination

Without prejudice to any right or remedy enjoyed by the Party requesting early termination of the Agreement under law or for any other reason, either Party may immediately terminate this Agreement by giving written notice to the other Party if the other Party commits any material breach of Agreement, including but not limited to a breach of an obligation under Article 3 of this Agreement, and such Party fails to correct the breach within 30 days upon receipt by the non-defaulting Party of the notification of occurrence and existence of any breach of contract. During the validity of this Agreement, Party A may terminate this Agreement at any time by giving written notice to Party B 30 days in advance.

7.2	The effect of termination or expiration of the Agreement

After the Agreement is terminated or expired, Party B no longer has all the rights granted to it in this Agreement. Party B shall not use the Software either directly or indirectly.

8.	Force Majeure

8.1	A “Force Majeure Event” means any event that is beyond the reasonable control of a Party and is still unavoidable even the affected Party takes reasonable care, including but not limited to government acts, legal changes, natural forces, fires, explosions, storms, flooding, earthquakes, tides, lightning or war. However, lack of credit, funding or financing must not be considered as something beyond one’s reasonable control. Either Party affected by an Force Majeure Event and seeking to waive a performance of its obligations under this Agreement or under any terms of this Agreement shall, as soon as possible, inform the other Party in writing of this liability exemption matter.

8.2	When performance of this Agreement is delayed or obstructed due to a Force Majeure Event, the Party affected by the Force Majeure Event will be not be held liable under this Agreement; provided, however,that the affected Party may be exempt from performance of the obligation to the extent that is delayed or obstructed by the Force Majeure Event only if it makes all reasonable and practicable efforts to fulfill the Agreement. Once the cause for such exemption from liability is corrected and remedied, the Parties agree to use their best efforts to restore performance of this Agreement.

9.	Resolution of Disputes

In the event of a dispute between the Parties concerning the interpretation and performance of the provisions of this Agreement, both Parties shall negotiate and resolve the dispute in good faith. If the Parties have not reached an agreement on the resolution of the dispute within 30 days after either Party requests resolution of the dispute through negotiations, either Party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with the then effective arbitration rules. The place of arbitration is in Beijing. The language of arbitration is Chinese. The arbitration award shall be final and binding on both Parties.

10.	Notice

Any notice or other communication by either Party in accordance with the provisions of this Agreement shall be in Chinese and may be sent by hand delivery, registered mail, postage prepaid mail, or authorized courier service or fax to the following address of one or both of the Parties or other address noticed by either Party to the other Party from time to time or the address of any other person designated by such Party. The date on which a notice is deemed to be actually served shall be determined as follows: (a) for a notice sent by hand delivery, the day of delivery shall be deemed to have been actually served; (b) for a notice sent by letter, the tenth (10) day after the registered mail is sent out (marked on the postmark) or the fourth day after it is sent to an internationally recognized courier service organization shall be deemed to have been actually served; and (c) for a notice sent by facsimile, the time of receipt shown on the delivery confirmation sheet of relevant documents shall be deemed to have been actually served.

Party A:	Beijing QIYI Century Science & Technology Co., Ltd.
Address:	Room 1001, Floor 10, 2 Haidian East Third Street, Haidian District, Beijing
Fax:
Tel.:

Party B:	Beijing Xinlian Xinde Advertising & Media Co., Ltd.
Address:	Room 2108, 9 North Fourth Ring West Road, Haidian District, Beijing
Fax:
Tel.:

11.	Re-Transfer; Sub-License

Party B shall not transfer, pledge or sub-license this Agreement and the rights and obligations of Party B under this Agreement without Party A’s written consent.

12.	Applicable Law

The validity, performance and interpretation of this Agreement shall be governed by the law of China.

13.	Amendment and Supplementation

Both Parties shall make changes and supplements to this Agreement in the form of written contracts. The amendment contracts and supplementary contracts related to the Agreement and signed by the Parties are an integral part of this Agreement and have the same legal effect as the Agreement.

14.	Severability

If any of the terms under the Agreement is invalid or unenforceable due to inconsistency with the law, such term is void or unenforceable only within the jurisdiction of the law and shall not affect the legal effect of other terms of the Agreement.

15.	Schedules

Any schedule/appendix to this Agreement is an integral part of this Agreement and has the same legal effect as this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective legal or authorized representatives on the first date written above.

Party A:	Beijing QIYI Century Science &Technology Co., Ltd.

[Company seal is affixed]

By:	/s/ Gong Yu
Title:	legal/authorized representative

Party B:	Beijing Xinlian Xinde Advertising & Media Co., Ltd.

[Company seal is affixed]

By:	/s/ Geng Xiaohua
Title:	legal/authorized representative

Schedule 1

Specific Content of the Software

Schedule 2

Calculation Method and Payment Method of Software Royalties

Party A enjoys the right to unilaterally decide the Software royalties and the calculation method for the Software royalties. Party A will notify Party B of specific costs and calculation method. The Parties may negotiate to determine the payment method.